                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant /  /
Check the appropriate box:
/ X /  Preliminary Proxy Statement
/   /  Definitive Proxy Statement
/   /  Definitive Additional Materials
/   /  Soliciting Material Pursuant to Section 240 .14a-11(c) or Section
       240.14a-12


                             MICROS Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             MICROS Systems, Inc.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ X / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/   / $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
/   / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:(1)

         -----------------------------------------------------------------------


         4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
                                     -------------------------------------------

         2)  Form, Schedule or Registration Statement No.:
                                                           ---------------------

         3)  Filing Party:
                           -----------------------------------------------------

         4)  Date Filed:
                         -------------------------------------------------------

                              MICROS SYSTEMS, INC.

                             12000 BALTIMORE AVENUE
                        BELTSVILLE, MARYLAND  20705-1291

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 22, 1996


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROS Systems, Inc., ("MICROS" or the "Company") will be held at 2:00 p.m. Eastern Standard Time on Friday, November 22, 1996, at the corporate offices of MICROS, 12000 Baltimore Avenue, Beltsville, Maryland, for the following purposes:

         (1) To approve an amendment to the Company's Articles of Incorporation that provides for a classified Board of Directors serving staggered three-year terms (Proposal 1); and
         (2) To elect seven directors to serve for designated terms (Proposal 2); and
         (3) To approve the appointment of Price Waterhouse LLP as independent public accountants for the 1997 fiscal year (Proposal 3); and
         (4) To approve an amendment to the Company's 1991 Stock Option Plan (Proposal 4); and
         (5) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on October 4, 1996, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books of the Company will not be closed.

                                        By Order of the Board of Directors,



                                        Judith F. Wilbert
                                        Corporate Secretary

Beltsville, Maryland
October 25, 1996




IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              MICROS SYSTEMS, INC.

                             12000 Baltimore Avenue
                        Beltsville, Maryland  20705-1291

                                PROXY STATEMENT

                         Annual Meeting of Stockholders

                               November 22, 1996

                      VOTING RIGHTS AND PROXY SOLICITATION


         This Proxy Statement is furnished to stockholders of MICROS Systems, Inc. ("MICROS" or the "Company") in connection with the solicitation by the Board of Directors of MICROS of proxies to be used at the Annual Meeting of Stockholders to be held on Friday, November 22, 1996 at 2:00 p.m. Eastern Standard Time at the corporate offices of MICROS, 12000 Baltimore Avenue, Beltsville, Maryland 20705-1291 and at any adjournments thereof.

         It is anticipated that this Proxy Statement and form of proxy will initially be mailed to stockholders on or about October 25, 1996.

         If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS AND FOR ALL OTHER PROPOSALS. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters according to their best judgment.

         The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its Directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable out-of-pocket expenses in doing so. The Company may retain a proxy solicitor if it were to determine subsequently that such action is appropriate.

         The securities which can be voted at the Annual Meeting consist of shares of Common Stock of the Company with each share entitling its owner to one vote. The close of business on October 4, 1996, has been fixed as the record date for determination of stockholders entitled to vote at the meeting. The number of shares outstanding on October 4, 1996, was 7,957,984. The presence in person or by proxy of stockholders holding of record a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

         A majority of all votes cast at the meeting, a quorum being present, is required for the adoption of each of the Proposals, other than Proposal 1 which requires approval of two thirds all votes entitled to be cast. Under applicable Maryland law, proxies marked as abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be considered as present at the meeting for purposes of determining existence of a quorum but not entitled to vote with respect to the particular matter and will therefore have no effect on the vote. A proxy marked to withhold a vote from a nominee in the case of election of Directors shall have the effect of a negative vote. Each stockholder of record on the record voting date is entitled to one vote per share. There are no cumulative voting rights.

         A copy of the Company's Annual Report to Stockholders for its fiscal year ended June 30, 1996 accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended June 30, 1996 with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of such Annual Report on Form 10-K by writing to the Corporate Secretary at the Company's address set forth above.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         Set forth below is the number of shares of the Company's Common Stock and the percentage of total outstanding shares beneficially owned by each Director of the Company, the Chief Executive Officer, the four most highly compensated executive officers, all Directors and executive officers as a group and, to the knowledge of the Company, all persons beneficially owning 5% or more of the Company's Common Stock as of August 30, 1996. Also set forth below is the address of each such 5% beneficial owner.



                                                                Number of Shares
                                                                of Common Stock
                                                               Beneficially Owned
                                                                   Owned as of
                                                                   August 30,       Percent of
 Individual or Group (1)                                            1996 (2)           Class
 -----------------------                                            --------        -----------
 Louis M. Brown, Jr.                                                26,000 (3)   Less than 1%
 Director, Chairman of the Board

 Daniel Cohen                                                       10,000       Less than 1%
 Director

 A. L. Giannopoulos                                                  9,333 (4)   Less than 1%
 Director, President and Chief Executive Officer

 John G. Puente                                                      2,000       Less than 1%
 Director

 Alan M. Voorhees                                                   20,000 (5)   Less than 1%
 Director

 Edward T. Wilson                                                   17,000 (6)   Less than 1%
 Director

 T. Paul Armstrong                                                  18,001 (7)   Less than 1%
 Senior Vice President and General Manager, Table
 Service Restaurant Group

 Daniel Interlandi                                                  12,967 (8)   Less than 1%
 Senior Vice President and General Manager, Leisure
 and Entertainment Group

 Gary C. Kaufman                                                     5,167 (9)   Less than 1%
 Senior Vice President, Finance and Administration/Chief
 Financial Officer

 Ronald J. Kolson                                                   49,000 (10)  Less than 1%
 Executive Vice President/Chief Operating Officer

 Directors and Executive                                           187,634 (11)  2.3%
 Officers as a Group (14 persons, including the
 above-named persons)

 Massachusetts Financial Services Company                 467,000      5.8%
 500 Boylston Street
 Boston, MA 02116


 RCM Capital Management                                   786,913      9.8%
 4 Embarcadero Center, Suite 3000
 San Francisco, CA 94111


 SAFECO Asset Management Company                          996,000      12.4%
 SAFECO Plaza
 Seattle, WA 98185


 State of Wisconsin Investment Board                      407,500      5.1%
 P.O. Box 7842
 Madison, WI 53707



 Strong Funds                                             421,625      5.3%
 P.O. Box 2936
 Milwaukee, WI  53201

(1) As of August 30, 1996, CEDE & Co., nominee for Stock Clearing Corporation, Box 20, Bowling Green Station, New York, New York, a central certificate service, held of record 7,740,353 shares (97.4%) of the outstanding shares of Common Stock. Those shares are believed to be owned beneficially by a large number of beneficial owners and, except as indicated in this table, the Company is not aware of any other individual or group owning beneficially more than 5% of the outstanding Common Stock.

(2) Information with respect to beneficial ownership is based on information furnished by each shareholder. Sole voting and sole investing power is exercised by each individual.

(3)      Includes options to purchase 5,000 shares exercisable within 60 days.

(4)      Includes options to purchase 7,333 shares exercisable within 60 days.

(5) Does not include 30,000 shares held by irrevocable trusts created for the benefit of the adult children of Mr. Voorhees, with respect to which he disclaims any beneficial interest.

(6) Does not include 23,500 shares held in custody for the children of Mr. Wilson, with respect to which he disclaims any beneficial interest.

(7)      Includes options to purchase 14,667 shares exercisable within 60 days.

(8)      Includes options to purchase 12,667 shares exercisable within 60 days.

(9) Includes options to purchase 4,667 shares exercisable within 60 days. Mr. Kaufman disclaims any beneficial interest in 600 shares of Common Stock, not included here, held in custody for his dependent children.

(10)     Includes options to purchase 7,000 shares exercisable within 60 days.

(11) Includes stock options for the purchase of 67,000 shares of Common Stock which are exercisable as of or within 60 days of August 30, 1996 and assumes 8,015,317 shares outstanding upon the exercise of such options.

                             PROPOSAL TO AMEND THE
                      ARTICLES OF INCORPORATION OF MICROS
                 TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS
                                  (Proposal 1)

         Directors of the Company presently are elected annually by the stockholders to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors has approved and recommends that the stockholders adopt an amendment (the "Classified Board Amendment") to the Company's Articles of Incorporation to add a new article which would classify the Board of Directors into three classes of directors.

         The Board of Directors is recommending the adoption of the Classified Board Amendment in order to further continuity and stability in the leadership and policies of the Company and to discourage certain types of tactics which could involve actual or threatened changes of control that are not in the best interests of the stockholders.

         The Classified Board Amendment provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. If adopted, the Classified Board Amendment would divide the Board into three approximately equal classes, designated Class I, Class II and Class III. At the 1996 Annual Meeting, at which seven directors are to be elected, the first class, consisting of three directors, would be elected for a term expiring at the 1997 Annual Meeting, the second class, consisting of two directors, would be elected for a term expiring at the 1998 Annual Meeting, and the third class, consisting of the remaining two directors, would be elected for a term expiring at the 1999 Annual Meeting (and in each case until their respective successors are duly elected and qualified). Commencing with the reelection of directors to Class I in 1997, each class of directors elected at an Annual Meeting would be elected to three-year terms. If the number of directors constituting the Board is increased or decreased, the resulting number would be apportioned by the Board of Directors among the three classes so as to make all classes as nearly equal in number as possible. The Company presently has no agreement or plans to increase or decrease the size of the Board.

         Information concerning the current nominees for election as directors at the 1996 Annual Meeting and the terms for which they will serve if the Classified Board Amendment is adopted is contained under the caption "Election of Directors." If the Classified Board Amendment is not adopted, all directors will be elected to serve until the 1997 Annual Meeting and until their successors are elected and qualified.

         The Board of Directors believes that the Classified Board Amendment will encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors. The Board believes that it will therefore be in a better position to protect the interests of all the stockholders. In addition, the stockholders of the Company will have a more meaningful opportunity to evaluate any such action.

         The Classified Board Amendment would facilitate director continuity and experience, since a majority of the Company's directors at any given time will have prior experience as Company directors. While the Company has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. If adopted, the provisions of the amendment would be applicable to every election of directors.

         The Classified Board Amendment would significantly extend the time required to make any change in composition of a majority of the Board and will tend to discourage any unsolicited takeover bid for the Company. Presently, a change in control of the Board can be made by a majority of the Company's stockholders at a single annual meeting. Under the proposed amendment, it will take at least two annual meetings to effect a change in the majority control of the Board of Directors, except in the event of vacancies resulting from removal. Because of the additional time required to change control of the Board, the Classified Board Amendment may tend to perpetuate present management and to discourage certain tender offers, perhaps including some tender offers which stockholders may feel would be in their best interests. The Classified Board Amendment will also make it more difficult for the stockholders to change the composition of the Board even if the stockholders believe such a change would be desirable.

         Upon adoption of the Classified Board Amendment by the stockholders, the Board of Directors will amend the Bylaws of the Company to conform to the Articles of Incorporation as amended by the Classified Board Amendment. The Board of Directors does not currently contemplate recommending the adoption of any further amendments to the Articles of Incorporation or Bylaws which would affect the ability of a third party to take over or change control of the Company. Classified board provisions are permitted under the Maryland General Corporation Law and are consistent with applicable securities laws. The Classified Board Amendment is not in response to any specific efforts of which the Company is aware to accumulate shares of Common Stock or to obtain control of the Company.

Recommendation

         The Board of Directors recommends that you vote FOR approval of the amendment to the Company's Articles of Incorporation providing for a classified Board of Directors. Approval of the amendment requires the affirmative vote of the holders of two thirds of the Company's outstanding shares of Common Stock. Proxies received by the Board of Directors will be voted for this resolution unless stockholders specify in their proxies a contrary choice.

         RESOLVED, that the Company's stockholders hereby approve the following new Article TENTH of the Company's Articles of Incorporation:

         "TENTH. The authorized number of directors of this Corporation shall be not less than 5 and not more than 9. The number of directors within this range shall be stated in the Corporation's Bylaws, as may be amended from time to time. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

         Effective as of the annual meeting of stockholders in 1996, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at the annual meeting of stockholders, and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of stockholders in 1997, that of Class II shall expire at the annual meeting in 1998, and that of Class III shall expire at the annual meeting in 1999, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity.

         Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

         The directors remaining in office acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, death or incapacity."

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 2)

         Subject to the amendment of MICROS' Articles of Incorporation as described above, seven directors are to be elected at the MICROS Meeting, each to hold office for the term specified below and until his or her successor is elected and qualified. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the seven nominees named below.

         Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Directors of the nominees listed below for the term as provided below. Management believes that all such nominees will stand for election and will serve if elected as Directors. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

         Pursuant to the Company's By-Laws, the number of Directors shall be no less than five and no more than nine. There are currently seven Directors and the Board has nominated seven individuals for election. Proxies cannot be voted for a greater number of persons than the seven nominees named.

         During the fiscal year ended June 30, 1996, the Board of Directors held five regular meetings and one special meeting. Each incumbent Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which he was a member.

         The Board of Directors had an Audit Committee for fiscal 1996. The Audit Committee was chaired by Mr. Wilson, and included Mr. Voorhees and Mr. Brown, until his resignation from the Audit Committee effective May 13, 1996, at which time Mr. Puente assumed the seat vacated by Mr. Brown. The Audit Committee for fiscal 1997 is comprised of Mr. Wilson as its Chairman, Mr. Puente and Mr. Voorhees. The Audit Committee reviews the financial statements of the Company and the scope of the independent annual audit and internal audits. It also reviews the Company's internal accounting procedures and the independent accountants' recommendations to management concerning the effectiveness of the Company's internal financial and accounting controls. In addition, the Audit Committee reviews and recommends to the Board of Directors the firm to be engaged as the Company's independent accountants. The Audit Committee also examines and considers other matters relating to the financial affairs of the Company as it determines appropriate. The Audit Committee met two times during the fiscal year ended June 30, 1996. Representatives of Price Waterhouse LLP attended both meetings of the Audit Committee in fiscal 1996.

         Additionally, the Board of Directors had a Compensation Committee for fiscal 1996 comprised of Mr. Brown, who is the Compensation Committee chairman, Mr. Voorhees and Mr. Wilson. The Compensation Committee is comprised of the same members for fiscal 1997. The Compensation Committee met two times during the fiscal year ended June 30, 1996. The Board of Directors has assigned the Compensation Committee with the function of providing analysis and recommendations to the Board of Directors with respect to, among other things, executive compensation, bonuses and the issuance of stock options under the 1991 Option Plan.

         Further, the Board of Directors has established a Nominating Committee comprised of Mr. Giannopoulos, who is the Nominating Committee chairman, Mr. Brown, Mr. Voorhees and Mr. Wilson. The Nominating Committee has been assigned with the responsibility of identifying and interviewing individuals who may be qualified to serve as new Board members. The Nominating Committee shall act unilaterally, and accordingly, will not currently consider proposed recommendations from shareholders. In fiscal 1996, the Nominating Committee met one time, and several times informally to interview and screen potential Board members. In fiscal 1996, the Nominating Committee recommended for approval to the Board the appointment of Mr. Puente as a new Board independent member. Furthermore, immediately prior to the issuance of this Proxy, the Nominating Committee recommended for approval to the Board the appointment of Ms. F. Suzanne Jenniches. The Board approved the appointments to the Board of both Mr. Puente and Ms. Jenniches.

         At the Annual Meeting on November 17, 1995, the holders of 7,871,280 outstanding shares of Common Stock were eligible to cast votes in the election of Directors. Of such shares, 85% were present in person or by proxy and voted or withheld authority to vote in the election of Directors.

                 Nominees for Term to Expire in 1997 (Class I)

                                Daniel A. Cohen
                              F. Suzanne Jenniches
                                 John G. Puente

                 Nominees for Term to Expire in 1998 (Class II)

                                Alan M. Voorhees
                                Edward T. Wilson

                Nominees for Term to Expire in 1999 (Class III)

                              Louis M. Brown, Jr.
                               A.L. Giannopoulos

                           Information As To Nominees

         The following table sets forth the names of management's nominees for election as Directors to serve until the next Annual Meeting and until their successors are elected and qualified. Also set forth is certain other information, some of which has been obtained from the Company's records and some of which has been supplied by the nominees, with respect to each nominee's principal occupation or employment, his/her background, his/her age as of August 30, 1996, the periods during which he/she has served as a Director of the Company and positions held with the Company.

Nominees for                              Director                    Position
Directors                                   Since                   Held in MICROS
---------                                  ------                   --------------
Louis M. Brown, Jr.                         1977                    Director, Chairman of the Board
Daniel A. Cohen                             1992                    Director, Managing Director, Fidelio-Micros France, S.A.
A.L. Giannopoulos                           1992                    Director, President and Chief Executive Officer
F. Suzanne Jenniches                        1996                    Director
John G. Puente                              1996                    Director
Alan M. Voorhees                            1982                    Director
Edward T. Wilson                            1981                    Director

         Louis M. Brown, Jr., 53, has been a Director of the Company since 1977. Mr. Brown held the position of President/Chief Executive Officer from January 1986 until his appointment as Chairman of the Board in January 1987. He also serves as President and a director of IDEAS, Inc., a supplier of high technology, custom-engineered products and services. Mr. Brown serves as President/Chief Executive Officer and as a director of Autometric, Inc. and Chairman of Planning Systems, Inc. He is a graduate of The Johns Hopkins University (B.E.S.-E.E.).

         Daniel A. Cohen, 41, has been a Director of the Company since November 1992. He is Managing Director of Fidelio MICROS France, S.A., a subsidiary of MICROS Systems, Inc. and distributor of the Company's products. Formerly, Mr. Cohen was Managing Director and principal shareholder of D.A.C. Systemes/MICROS France. Mr. Cohen founded D.A.C. Systemes in 1986 and took over the distribution of MICROS products in France, having previously worked for the Company's former distributor in France and having previously started representation of MICROS in Israel. In 1992, the Company acquired a 15% equity interest in D.A.C. Systemes, and the name was changed to D.A.C. Systemes/MICROS France. An additional 8% equity interest was acquired by the Company in fiscal 1994, and the remainder of the stock was acquired by the company in fiscal 1996. Mr. Cohen is a graduate of the Hotel School of Lausanne, Switzerland, from which he holds a Masters degree in Hotel Administration.

         A.L. Giannopoulos, 56, has been a Director since March 1992 and was elected President and Chief Executive Officer in May 1993. Effective as of June 1, 1995, Mr. Giannopoulos resigned as General Manager of the Westinghouse Information and Security Systems Divisions having been with Westinghouse for 30 years and was hired by the Company pursuant to an Employment Agreement to terminate December 31, 1999. In prior assignments at Westinghouse, Mr. Giannopoulos was General Manager of the Automation Division and National Industrial Systems Sales Force, Industries Group. Mr. Giannopoulos is a graduate of Lamar University with a Bachelor of Science degree in Electrical Engineering.

         F. Suzanne Jenniches, 48, has been a Director of the Company since October 1996. She is Vice President and General Manager of Automation and Information Systems (AIS) for the Electronic Sensors and Systems Division of Northrop Grumman, which, either directly or through subsidiaries, designs and develops postal automation systems, intelligent material management systems, enterprise management systems, airline reservation systems and information systems for the travel industry, license plate readers, imaging inspection systems, and records management systems. Ms. Jenniches is past president of the national Society of Women Engineers, has served on the board of governors for the American Association of Engineering Societies, and is currently a board member of the State of Maryland's Greater Baltimore Committee Technology Council. Ms. Jenniches is a graduate of Clarion College and holds a Masters degree in environmental engineering from The Johns Hopkins University.

         John G. Puente, 66, has been a Director since May 1996. He is the Chairman of Telogy Networks, Inc., a developer of communications software products. Mr. Puente is also on the board of directors of Orion Network Systems, a company which provides satellite services and facilities. Previously, he was Chairman and CEO of Orion. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com, a supplier of microwave components and systems to the telecommunications industry. He was a founder and Chairman of Digital Communications Corporation (now Hughes Network Systems) and SouthernNet, a fiber optic long distance company which merged to form Telecom USA and was later acquired by MCI. Mr. Puente is a graduate of Polytechnic Institute of New York and now serves on the Board of Trustees of that institution, and he holds a Masters degree from Stevens Institute of Technology. He is Chairman of the Board of Trustees of Capitol College.

         Alan M. Voorhees, 73, has been a Director of the Company since 1982. He is Chairman of Summit Enterprises, Inc. of Virginia, a privately-held investment company. Mr. Voorhees also is the Chairman of the Board of Autometric, Inc., and IDEAS, Inc., a supplier of high technology, custom-engineered products and services, and a member of the Board of Directors of Atlantic Southeast Airlines, Inc. Mr. Voorhees is a graduate of Rensselaer Polytechnic Institute and holds a Masters degree from Massachusetts Institute of Technology.

         Edward T. Wilson, 55, has been a Director of the Company since 1981. He is currently a private investment advisor and President of the Fund for Fine Arts. Previously, Mr. Wilson held senior management positions in domestic and international banking with Riggs National Bank, The Bank of America and in trade relations with the U.S. Chamber of Commerce and the U.S. Commerce Department. Mr. Wilson holds a Doctorate in international relations from The Johns Hopkins University.

         The Board of Directors recommends a vote FOR election of the seven nominees as Directors as provided for the designated term.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for the Chief Executive Officer and the four most highly compensated executive officers of the Company whose aggregate compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                             Annual Compensation                            Compensation
                               ----------------------------------------------------------  --------------
        Name and                                                           Other             Securities
       Principal                                                           Annual            Underlying       All Other
        Position        Year        Salary        Bonus (1)           Compensation (2)       Options (#)  Compensation (3)
        --------        ----        ------        ---------           ----------------       -----------  ----------------
A. L. Giannopoulos      1996       $ 202,800    $ 114,000               $      0                     0          $  3,000
                        1995          16,523      115,346                      0                22,000                 0
                        1994             N/A                                                         0                 0

Ronald J. Kolson        1996         124,500       82,900                 334,600                    0            49,800
                        1995         107,885       93,916                 118,125               18,000            49,924
                        1994          89,726       73,020                       0                    0             2,819

T. Paul Armstrong       1996         106,000       73,400                 309,900                    0            47,500
                        1995          86,986       86,576                       0               17,000            47,734
                        1994          83,271       75,499                       0                    0             2,483

Daniel G. Interlandi    1996         106,400       73,400                 133,900                    0            48,900
                        1995          91,463       86,576                       0               17,000            48,372
                        1994          86,723       75,499                  62,500                    0             1,032

Gary C. Kaufman         1996         122,000       57,000                       0                    0            41,100
                        1995         105,117       49,646                       0               14,000            38,268
                        1994          (5)

(1) Bonus - Bonuses were paid to all recipients pursuant to decisions made by the Board of Directors based on financial performance of the Company, including profitability and growth of the Company as measured by pre-tax income and net revenue, and satisfaction of individual performance objectives.

(2) Represents the aggregate difference between the actual exercise price of options granted and the fair market value of the Common Stock as of the date of option exercise.

(3) All Other Compensation-includes the Company's contributions to the 401(k) savings plan for the named executives for fiscal 1994 and 1995, and in fiscal 1996 of $3,000 for Mr. Giannopoulos, $2,627 for Mr. Kolson, $2,467 for Mr. Armstrong, $2,402 for Mr. Interlandi, and $2,832 for Mr. Kaufman. Also included in this column is the Westinghouse incentive bonus payments of $47,173 for Mr. Kolson, $45,033 for Mr. Armstrong, $46,498 for Mr. Interlandi and $38,268 for Mr. Kaufman. Specifically, Westinghouse, as an incentive to 11 key officers to remain with the Company for a period of two years following June 1, 1995, agreed to make payments to such officers aggregating up to approximately $1.25 million, payable in three equal installments promptly after such date (subject to the officer remaining employed by the Company on the relevant payment date). In June 1995, the first installment of $409,100 was paid for these key officers of the Company. In June 1996, the second installment of $360,000, reduced by $48,300 from the June 1995 payment due to the resignation of one of the 11 key officers, was paid by Westinghouse. The final installment is to be paid in June 1997. Even though such payments are funded by Westinghouse and do not require any use of the Company's cash, for accounting purposes, they are required to be reflected as compensation expense in the Company's financial statements.

(4) Mr. Giannopoulos was elected President and Chief Executive Officer in May 1993. Inasmuch as he was a full-time employee of Westinghouse until May 31, 1995, he received no compensation in this capacity, nor stock options, until June 1, 1995. As of June 1, 1995, Mr. Giannopoulos became a full-time MICROS employee.

(5) Mr. Kaufman was elected Vice President, Finance and Administration, Chief Financial Officer in May 1994. Inasmuch as he was a full-time employee of Westinghouse until July 31, 1994, he received no compensation in this capacity, nor was he eligible to receive stock options, until August 1, 1994. As of August 1, 1994, Mr. Kaufman became a full-time MICROS employee.

Employment Agreements

         The Company has entered into an Employment Agreement with Mr. Giannopoulos that expires on December 31, 1999. The Agreement provides that Mr. Giannopoulos will be paid an annual salary of $213,000 for fiscal 1997 and is eligible for a bonus targeted at $130,000 for fiscal 1997. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus will each increase $10,000 each year of the Agreement.

         The Company has also entered into a Management Agreement with Mr. Cohen that expires on August 25, 2000. The Agreement provides for an annual salary of FF600,000 (approximately $119,000 at exchange rates in effect at the time the Agreement was executed) plus a bonus based on the future operating results of the subsidiaries that Mr. Cohen will be managing. Furthermore, the Company has entered into a Consulting Agreement with Mr. Cohen dated July 1, 1995 under which Mr. Cohen provides additional consulting services to the Company during the term of his Management Agreement. Mr. Cohen receives an annual consulting fee equal to 4.62% of the sales by the Company to Fidelio MICROS France S.A. of MICROS POS hardware and software in the immediately preceding fiscal year.

Stock Options

         Certain full-time, salaried officers and employees (including Directors) and non-employee Directors of the Company and its subsidiaries are eligible to participate in the 1991 Option Plan which provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights. The Company initially had an Option Plan which became effective as of November 25, 1981, and terminated on November 25, 1991. Unexercised options issued under the Company's 1981 Option Plan may be exercised according to their terms.

         The 1991 Option Plan currently in effect was approved by the stockholders at the Annual Meeting held on November 22, 1991 and amended at the Annual Meetings held on November 19, 1993, and November 17, 1995. The Company has reserved 473,803 shares of the Company's Common Stock for issuance under the Option Plan. Options to purchase 467,901 shares were outstanding as of August 30, 1996.

         An option may not be exercised within one year after the date of grant and is exercisable in installments during its term as determined by the Board of Directors or Compensation Committee. If an option holder dies or becomes disabled, his or her option becomes fully exercisable and may be exercised for one year following the termination of employment. If the option holder retires, his or her option becomes fully exercisable and may be exercised for three months following retirement. If termination occurs for any other reason, an option may be exercised, to the extent exercisable at termination, for 30 days after termination of employment. No option may be exercised after the expiration of its term.

         The exercise price of the shares of Common Stock covered by an option may not be less than the fair market value of the Common Stock on the date of grant, which is defined under the Option Plan to be not less than the average of the highest bid and lowest asked prices of the Common Stock on NASDAQ on the date of grant.

         The following table sets forth the details of stock options granted to the individuals listed in the Summary Compensation Table during fiscal 1996. The second table in this section shows the value of exercised and unexercised options for the individuals listed in the Summary Compensation Table.

OPTION GRANTS TABLE


                                                                                           Potential Realizable Value At
                                                                                              Assumed Annual Rates of
                                                                                           Stock Price Appreciation for
                                                 Individual Grants                                  Option Term
                  ------------------------------------------------------------------------------------------------------------------
                                 % of Total
                                   Options
                                 Granted To          Exercise
                     Options      Employees            Price      Expiration
        Name       Granted  (1)    in 1996           Per Share       Date              5% ($)                           10%($)
        ----       ------------    -------           ---------       ----              ------                           ------
A. L. Giannopoulos          0
Ronald J. Kolson            0
T. Paul Armstrong           0
Daniel G. Interlandi        0
Gary C. Kaufman             0


(1) Options to purchase 99,450 shares of Common Stock were granted to Company employees during fiscal 1996; however, no options were granted to these five individuals.

OPTION EXERCISES AND YEAR-END VALUE TABLE


                                                               Number of                         Value of
                                                         Securities Underlying                 Unexercised
                                                              Unexercised                      In-the-Money
                  Shares Acquired         Value           Options at 6/30/96               Options at 6/30/96 (2)
     Name         On Exercise (#)     Realized (1)   Exercisable       Unexercisable  Exercisable          Unexercisable
     ----         ---------------     ------------   ------------      -------------  -----------          -------------
A. L. Giannopoulos           -                -            7,333             14,667           $0                    $0
Ronald J. Kolson        19,500         $334,600            6,000             12,000            0                     0
T. Paul Armstrong        7,334          309,900           13,666             11,333      154,000                     0
Daniel G. Interlandi     3,000          133,900           11,666             11,335      115,500                     0
Gary C. Kaufman              -                -            4,667              9,333            0                     0

(1) Represents market value of the Company's Common Stock at exercise date less the exercise price.
(2) Represents market value of the Company's Common Stock at June 30, 1996 less the exercise price.

Employee Savings Plan

         The Company sponsors an employee savings plan (the "Savings Plan") which conforms to the provisions of Section 401(k) of the Internal Revenue Code. The Savings Plan covers substantially all full-time employees and allows employees to voluntarily defer a certain percentage of their income through contributions to the Savings Plan. Prior to January 1, 1995, the Company elected to contribute to the Savings Plan at its discretion. Effective January 1, 1995, the Company amended the Savings Plan to provide for a contribution of one percent of the salary of all eligible, non-highly compensated employees and to match fifty percent of the first five percent of each participating employee's voluntary contributions. The Company may elect to make additional contributions, at its discretion. Company contributions were made during the years ended June 30, 1996, 1995, and 1994 totaling $649,000, $346,100 and
$241,200, respectively.

         The Company does not have any obligations to past or present employees related to post-employment benefits.

Director Compensation

         Directors received a fee of $2,000 per quarter during fiscal 1996 and an additional $750 for each Board of Directors meeting attended. The compensation for Directors for fiscal 1997 has been set at $2,500 per quarter and $1,000 for each Board of Directors meeting attended. The Audit Committee members were compensated during fiscal 1996 at $250 per meeting attended while the Chairman of the Audit Committee received $500 per meeting attended. The compensation for Audit Committee members, Compensation Committee members and Nominating Committee members for fiscal 1997 has been set at $750 per meeting attended. Members of the Board of Directors are reimbursed for travel and other reasonable out-of-pocket expenses. Directors who are full-time, salaried employees of the Company or any of its subsidiaries or affiliates do not receive any fees for their services as members of the Board of Directors or any of its committees. Mr. Brown and Mr. Giannopoulos will not receive any compensation for serving on the Board-appointed committees.

         In addition to the above-mentioned fees, Mr. Brown was compensated $217,000, $182,900 and $154,000 in fiscal 1996, 1995 and 1994, respectively, for consulting services provided to the Company. See "Certain Relationships and Related Transactions" below.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

         In fiscal 1996, the Company's compensation for executives, including grants under the Stock Option Plan, was administered exclusively by the Compensation Committee. In fiscal 1996, there were two meetings of the Compensation Committee. Set forth below is a report submitted by Messrs. Brown, Voorhees and Wilson, as members of the Company's Compensation Committee, addressing the Company's compensation policies for the last completed fiscal year, as they affected Mr. Giannopoulos, in his capacity as President and Chief Executive Officer of the Company, and the four executive officers other than Mr. Giannopoulos, who, for the last completed fiscal year, were the Company's most highly compensated executives (collectively with Mr. Giannopoulos, the "Named Executive Officers").

Components of Executive Compensation

         The basic premise of the Company's executive compensation policy is to ensure a link between executive compensation and the creation of stockholder value, while motivating and retaining key employees. The primary components of the compensation packages offered to the Company's executive officers by the Company for the last completed fiscal year consisted of three basic elements - base salary, annual incentive bonus, and long-term incentives in the form of stock options.

Compensation Committee Interlocks and Insider Participation

         Louis M. Brown, Jr. served on the Compensation Committee during fiscal 1996. Mr. Brown held the position of President/Chief Executive Officer from January 1986 until January 1987.

Salary

         Base salaries of the executive officers, including the Named Executive Officers, reflect the evaluation of the Compensation Committee of the performance of the Company's executive officers in the point-of-sale and property management computer systems industry (specifically, information systems for the hospitality industry) on an international, rather than a national, regional or local level. Although there is no fixed relationship between corporate performance and base salary, the Compensation Committee considers several factors in determining base salaries of the Company's executive officers, including corporate performance, the increasing importance of their role in the Company's operations on a consolidated basis, and the general effect of increases in the cost of living.

         The Company is one of the leading suppliers of information systems to the hospitality industry and has grown significantly over the past few years. The Compensation Committee considers the base salary and incentive bonus components of total compensation to be generally in the middle range of compensation as compared to compensation levels of other senior executives of companies in the same industry. The Company considers that the compensation levels are comparable to those companies in the computer software and services peer group.

Bonuses

         Bonuses for the last completed fiscal year were determined by the Compensation Committee based on the assessment of the Compensation Committee of various factors relating to both corporate and individual performance, as further discussed below.

Stock Options

         No stock options were granted to executive officers during fiscal 1996, other than to two executive officers who commenced employment with the Company during the fiscal year. Options were granted in the fiscal year to employees who are not executive officers. To the extent stock options are exercised, the benefit derived therefrom provides additional compensation to those executives whom the Compensation Committee believes are deserving of such benefits on the basis of the value of their efforts on behalf of the Company and its stockholders. Stock options constitute the element of executive compensation most linked to stockholder value inasmuch as their value increases directly with any increase in the price of the Company's Common Stock. The real value recognized by the award recipient is directly related to future corporate performance. The stock option grants tie executive compensation to stock performance, since the stock options will only have value if and to the extent the market price of the Company's stock increases from the exercise price of the stock options. Recommendations with respect to recipients and the number of options to be granted thereto are made by the President and CEO based on performance. The Compensation Committee is vested with the authority to make all option grants.

Compensation Policies Toward Executive Officers

         The Compensation Committee executive compensation policies are designed to provide competitive levels of compensation by integrating into total compensation the Company's annual and long-term performance goals. The Compensation Committee acknowledges and emphasizes the importance of stock ownership by management and, accordingly, stock-based performance compensation arrangements. Stock-based incentives create a nexus between stockholder and management interests by providing motivation for executives over the long term. The Company's 1991 Option Plan is designed to attract, motivate and retain the valuable executive talent necessary to ensure the continued success of the Company. As a result of the use of long-term compensation as part of executive officers' total compensation, actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's overall performance.

Relationship of Corporate Performance to Executive Compensation

         The determination of bonuses for the last completed fiscal year was based primarily on corporate performance as measured by pre-tax income and net revenue. Individual performance was taken into consideration as well.

         In reviewing corporate performance, pre-tax income and growth of net revenue serve as the focal points in the analysis by the Compensation Committee. Additionally, the Compensation Committee considers the competitive climate in which the Company must operate. It is the Compensation Committee's policy that the total compensation package, the sum total of base salaries and incentive bonuses, for executive officers, including the Named Executive Officers, eligible for incentive compensation should be equal to competitive average total compensation as presented in appropriate wage surveys. Target bonus amounts vary according to salary levels and positions comparable to those established in the previous fiscal year. The total amount of the incentive bonuses can vary from zero to six percent of the pre-tax income of the Company when positive operating income is achieved.

         The financial position of the Company is reviewed annually to determine which aspects of the executive officers' performance need to be emphasized, and accordingly, which factors will be taken into consideration in the determination of the incentive bonuses. The measures of corporate performance that were considered by the Compensation Committee for the last completed fiscal year included pre-tax income and net revenue. In addition to these performance factors, the Compensation Committee considered the "individual" factor. This factor is based on the recommendation of the Chief Executive Officer and may be quantitative or qualitative, depending on emphasis desired, but not necessarily derived from normal financial reports.

         As in most other executive compensation packages, the subjective factor of human judgment plays a key role in determining the Company's incentive bonuses. Individual bonuses are reviewed and judgment is applied by the Compensation Committee based upon the executive's individual contribution to the performance of the Company as a whole and his or her primary area of responsibility in particular. No bonuses are paid where an executive fails to perform duties in accordance with the Company's Code of Business Practices.

Chief Executive Officer Compensation

         The Company considers that the compensation level of the Chief Executive Officer should be comparable to those companies in the computer software and services peer group. Mr. A. L. Giannopoulos was elected President and Chief Executive Officer in May 1993. Until May 31, 1995, however, Mr. Giannopoulos was a full-time employee of Westinghouse Electric Corporation and as such received no compensation from the Company. Effective June 1, 1995, Mr. Giannopoulos became a full-time employee of the Company pursuant to the terms of an Employment Agreement in effect until December 31, 1999. Under the Agreement for fiscal 1996, Mr. Giannopoulos received a base salary of $203,000 and a bonus of $114,000. In determining Mr. Giannopoulos' fiscal 1996 bonus, the Compensation Committee considered a number of factors, including the Company's revenue growth, income before taxes and certain personal performance factors. The Compensation Committee also evaluated Mr. Giannopoulos' execution and management of the acquisition of Fidelio Software GmbH. Mr. Giannopoulos' compensation arrangement with the Company provides for a fiscal 1997 salary at an annual rate of $213,000 and a fiscal 1997 target bonus of $130,000, the actual amount of the bonus paid to be based on certain performance criteria and not to exceed 200% of the target bonus. Such annual salary and target bonus will each increase $10,000 each July 1 thereafter.

         The Committee has considered the impact of the provisions of the Internal Revenue Code that, in certain circumstances, disallow compensation deductions in excess of $1 million for any year with respect to the Company's CEO and four other most highly compensated officers. These disallowance provisions do not apply to performance-based compensation. The Company expects that these provisions will not limit its tax deductions for executive compensation in the near term.

                              LOUIS M. BROWN, JR.

                 ALAN M. VOORHEES             EDWARD T. WILSON

                     Members of the Compensation Committee

Common Stock Performance Graph

The following line graph compares (1) the cumulative total stockholder return on the Company's Common Stock during the past five fiscal years, based on the market price of MICROS Systems, Inc. Common Stock, with (2) the cumulative total yearly return of the S&P 500 Index and (3) the S&P Computer Software and Services composite index.

                                                          SHAREHOLDER RETURN
                                                        (Dividends Reinvested)
 Company/Index             Jun91        Jun92            Jun93             Jun94            Jun95            Jun96
 -------------             -----        -----            -----             -----            -----            -----


 MICROS Systems, Inc.      100          152.63           289.47            557.89           694.74           586.84


 S&P 500 INDEX             100          113.41           128.87            130.68           164.75           207.59


 COMPUTER                  100          112.84           166.67            188.81           293.92           391.51
 (SOFTWARE&SVC) -500





Note to graph:

Assumes $100 invested on July 1, 1991 in MICROS Systems, Inc. Common Stock, and an identical amount in the S&P 500 Index or the Computer Software and Services composite index.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Westinghouse Holdings Corporation, a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"), held a 49% interest in MICROS until September 19, 1995, at which time Westinghouse Holdings Corporation sold all of its remaining interest in MICROS. In previous fiscal years, MICROS was a majority-owned subsidiary of Westinghouse. Westinghouse, as an incentive to 11 key officers to remain with the Company for a period of two years following June 1, 1995, agreed to make payments to such officers aggregating up to approximately $1.25 million, payable in three equal installments promptly after such date and on the first and second anniversaries of such date (subject to the officer remaining employed by the Company on the relevant payment date). In June 1995, the first installment of $409,100 was paid for these key officers of the Company. In June 1996, the second installment of $360,800, reduced by $48,300 from the June 1995 payment due to the resignation of one of the eleven key officers, was paid by Westinghouse. The final installment is to be paid in June 1997. Even though such payments are entirely funded by Westinghouse and will not require any use of the Company's cash, for accounting purposes, they are required to be reflected as compensation expense in the Company's financial statements.

         The Company has purchased certain raw materials and has contracted for certain sub-assembly operations through Westinghouse to take advantage of more competitive pricing available through off-shore manufacturing locations. The Company estimates that it has purchased approximately $195,000, $964,700 and $1,691,200, in such materials and labor from Westinghouse during fiscal 1996, 1995 and 1994, respectively. The fiscal 1996 activity represents only purchases for the period from July through September 1995, as no related party relationship existed after September 1995.

         During fiscal 1996, 1995 and 1994, the Company also purchased from Westinghouse and its subsidiaries approximately $170,000, $877,600 and $667,400, respectively, for other products and services provided to the Company, including insurance coverage, office space, consulting, office furniture, and telecommunications services. In fiscal 1996, the Company's purchases were limited to telecommunications services and represents purchases for the period from July through September 1995, as no related party relationship existed after September 1995.

         During fiscal 1996, 1995 and 1994, the Company sold approximately $344,000, $1,208,200 and $1,107,500, respectively, in products to D.A.C.
Systemes/MICROS France, under the same terms and conditions offered to other independently-owned dealers/distributors of the Company. D.A.C. Systemes/MICROS France was principally owned by Daniel Cohen, a Director of the Company, until August 25, 1995, when MICROS acquired controlling interest. The fiscal 1996 activity covers only the period from July through August 1995, since sales are eliminated as intercompany after that date.

         During fiscal 1996, 1995 and 1994, the Company compensated Louis M. Brown, Jr., Chairman of the Board, $216,500, $182,900 and $154,000,
respectively, for consulting services provided to the Company. Effective June 30, 1995, the Company and Mr. Brown entered into a Consulting Agreement pursuant to which Mr. Brown is to provide on the average 20 hours per week of consulting services to the Company terminating on June 30, 2000 in exchange for a base consulting fee commencing at $150,000, plus a target bonus of $70,000, with annual adjustments.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 3)

         The Company's Board of Directors has selected the firm of Price Waterhouse LLP as the independent public accountants for the Company for the year ending June 30, 1997. The approval of its selection is to be voted upon at the Annual Meeting. Price Waterhouse LLP has served in this role since August 1990 and its selection was approved by the stockholders at the last Annual Meeting. It is expected that representatives of Price Waterhouse LLP will be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.

         The Board of Directors recommends a vote FOR the approval of Price Waterhouse LLP as independent public accountants for the 1997 fiscal year.

                APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES
                    AUTHORIZED FOR ISSUANCE PURSUANT TO THE
                  MICROS SYSTEMS, INC. 1991 STOCK OPTION PLAN
                                  (PROPOSAL 4)

Introduction

         Under the MICROS Systems, Inc. 1991 Stock Option Plan (the "1991 Option Plan"), as approved by stockholders at the 1991 Annual Meeting, 250,000 shares of Common Stock were reserved for issuance in the form of incentive stock options and non-qualified stock options to officers, Directors and other key employees of the Company and its subsidiaries. In addition, non-qualified options may be granted to non-employee Directors.

         At this Annual Meeting, the stockholders are being requested to consider and approve the adoption of an amendment to the 1991 Option Plan to authorize the issuance of up to 1,150,000 shares of Common Stock, an increase of 600,000 shares to the 250,000 shares originally authorized pursuant to shareholder approval at the 1991 Annual Meeting; the additional 100,000 shares authorized pursuant to shareholder approval at the 1993 Annual Meeting; and the additional 200,000 shares authorized pursuant to shareholder approval at the 1995 Annual Meeting.

         In the current fiscal year, the Board has enacted two new programs in an effort both to encourage increased stock ownership of Company Common Stock, and to align closely the financial interests of the senior executives with those of the Company shareholders. First, subject to compliance by the Company with applicable tax and securities law requirements, the Board has mandated that all senior executives who receive certain stock option grants satisfy a prepayment requirement. Specifically, optionees will be required to make, within 60 days of grant of such options, a nonrefundable, forfeitable prepayment of the stock exercise price in an amount equal to 5% of the total exercise price. Options will immediately expire in the event the optionee fails to make the mandatory prepayment in a timely manner. The optionee will forfeit the prepayment if he or she voluntarily terminates or if the option expires prior to exercise. The Board believes that this prepayment requirement, which is expected to apply to 400,000 of the shares to be available under the 1991 Option Plan, will encourage Company executives to make greater personal and financial commitments to the Company.

         Second, the Company has established a policy designed to encourage increased Company stock ownership by all officers and certain other selected individuals (together, the "Participants") throughout the Company and its subsidiaries. Pursuant to the policy guidelines, the Participants are encouraged to own Company Common Stock in minimum amounts determined by such participant's position within the Company as well as annual salary compensation. Specifically, the policy recommends that the President and CEO, the Executive Vice President and COO, and the Senior Vice President and CFO each own an amount of Common Stock in value not less than two times each such officer's base salary. All other Participants are encouraged to own an amount of Common Stock in value not less than one times each such Participant's base salary. To date, all 19 of the individuals asked to comply with the guidelines of this policy have agreed to do so. The policy was enacted effective October 1, 1996. All participants have until September 30, 2000 to achieve the recommended level of Common Stock ownership.

         The affirmative vote of a majority of all votes cast by stockholders at a meeting at which a quorum is present is required in order to adopt the amendment to the 1991 Option Plan. As of the record date, Directors and officers of the Company have the power to vote approximately 1.5% of the outstanding shares of Common Stock. All of the Directors and officers have expressed an intent to vote in favor of the proposed amendment to the 1991 Option Plan.

         The principal features of the 1991 Option Plan, as proposed to be amended, are summarized below. The summary is qualified by reference to the complete text of the 1991 Option Plan, as amended, which is attached as Exhibit A.

Purpose

         The purpose of the 1991 Option Plan, as amended, is to provide a performance incentive to certain Directors, officers, and other key employees of the Company and its subsidiaries in order that such persons may acquire a (or increase their) proprietary interest in the Company and to encourage such persons to remain in the employ of the Company and its subsidiaries. In addition, non-employee Directors may participate in the 1991 Option Plan, as amended.

Administration

         The 1991 Option Plan, as amended, may be administered by either a committee (which, commencing in fiscal 1996, is the "Compensation Committee" of the Company's Board of Directors) or by the Board of Directors itself (the "Administrating Committee"). It is intended that at all times the 1991 Option Plan will be administered by Directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act").

         In general, the Administrating Committee determines the persons to whom options are granted, the terms of the options and the number of shares covered by each option.

Duration, Amendment and Termination

         The 1991 Option Plan became effective as of September 23, 1991 and will terminate on September 23, 2001, unless sooner terminated by the Board of Directors.

         In addition to the power to terminate the 1991 Option Plan at any time, the Board of Directors also has the power to amend the 1991 Option Plan; provided, no amendment to the 1991 Option Plan may be made without stockholder approval if the amendment would (i) change the minimum option prices set forth in the 1991 Option Plan, (ii) increase the maximum term of options, (iii) materially increase the benefits accruing to the participants under the 1991 Option Plan, or (v) materially modify the requirements as to eligibility under the 1991 Option Plan.

Eligibility

         The 1991 Option Plan provides for the grant of options to directors, officers and other key employees of the Company and its subsidiaries. As described below, non-employee Directors may be granted only non-qualified options. As of September 30, 1996, 546,098 options have been granted under the 1991 Option Plan.

Awards Under the 1991 Option Plan

         550,000 shares of the Company's Common Stock have been subject to options under the 1991 Option Plan since its inception. As of October 6, 1996, the closing market price for the Company's Common Stock was $32.00 per share. The 1991 Option Plan provides for the grant of Incentive Stock Options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified options.

         The type and terms of each option granted under the 1991 Option Plan are determined by the Compensation Committee. The option price per share shall not be less than the fair market value of the Company's Common Stock at the date of grant of the option. Fair market value will be determined by the Compensation Committee pursuant to the criteria set forth in the 1991 Option Plan. An option may contain such terms as are deemed appropriate by the Administrating Committee, including a provision that allows the Company to re-acquire an option for cash.

Exercise of Options

         An option may be exercised by an optionee by delivery to the Company of the exercise price which must be paid either: (i) in cash or cash equivalent; or (ii) in the discretion of the Compensation Committee, by delivery of previously owned shares of Common Stock or by a combination of cash and Common Stock.

         The term of an option may not exceed ten (10) years. An option is exercisable in such installments and at such times during its term as determined by the Administrating Committee. To the extent not exercised, installments are cumulative and may be exercised in whole or in part at any time after becoming exercisable until the option expires.

         With respect to Incentive Stock Options, the aggregate fair market value of shares that may be exercised by an optionee for the first time during any year may not exceed $100,000.

Termination of Employment

         In the event the optionee's employment (or service as a non-employee Director) terminates by reason of death, all options become fully exercisable and may be exercised by the optionee's estate within one year after the date of such death but not later than the date on which such options would otherwise expire.

         If the optionee's employment (or service as a non-employee Director) is terminated as a result of disability, all options become fully exercisable and may be exercised within one year after such termination but not later than the date on which such options would otherwise expire.

         If an optionee's employment is terminated in accordance with the Company's normal retirement policies, as determined by the Compensation Committee, all options become fully exercisable and may be exercised for a period of three months after such termination but not later than the date on which the options would otherwise expire.

         If an optionee's employment (or service as a non-employee Director) terminates other than for retirement, death or disability, the options held by such optionee, to the extent exercisable as of the date of termination, may be exercised at any time during the thirty (30) day period immediately following the date of termination, but not after the date on which such options would otherwise expire. However, if termination is on account of cause, all options expire as of the date of termination.

         An optionee's estate means the optionee's legal representative or any person who acquires the right to exercise an option by reason of the optionee's death.

Restriction on Transfer

         Options are transferable only by will or by the laws of descent and distribution. During an optionee's lifetime, an option may be exercised only by the optionee.

Federal Income Tax Treatment

Treatment of Grants

         The grant of Incentive Stock Options or non-qualified options will not result in tax consequences to the Company or the optionees.

Incentive Stock Options

         Incentive Stock Options under the 1991 Option Plan are intended to meet the requirements of Section 422 of the Code. There are no tax liabilities to the optionee upon the grant of an Incentive Stock Option. In general, if an optionee acquires stock upon the exercise of an Incentive Stock Option, no income will result to the optionee upon such exercise and the Company will not be allowed a deduction as a result of such exercise provided the optionee makes no disposition of the stock within two years from the date of grant and one year after the option is exercised. The basis to the optionee of shares acquired on the exercise of an Incentive Stock Option will be equal to the exercise price. Any gain or loss realized upon the sale of the shares acquired will be treated as long term capital gains or loss, as applicable.

         If the optionee fails to satisfy the one or two-year holding periods described above, the optionee will be treated as having received ordinary income at the time of the disposition of the stock equal to the excess of the value of the stock on the date of exercise (or, if less, the amount realized from the disposition) over the exercise price. Any gain in excess of the amount treated as ordinary income will be treated as capital gain. The Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

         Although the exercise of an Incentive Stock Option will not result in regular income tax liability to an optionee, it may subject the optionee to liability for the "alternative minimum tax."

Non-Qualified Options

         There are no tax liabilities to the optionee upon the grant of a non-qualified option. In general, an optionee who exercises a non-qualified option will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction in the same amount. The Company will withhold federal and state income and employment taxes due on this compensation from amounts otherwise payable to the optionee. The optionee's basis in such shares will generally be their fair market value on the date of exercise, and when he disposes of the shares he will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

         The Board of Directors believes that approval of an increase in the number of shares issuable under the MICROS Systems, Inc. 1991 Stock Option Plan is in the best interests of all stockholders and recommends a vote FOR the proposal.

                              NEW PLAN BENEFITS

         The following table sets forth the number of shares of Common Stock subject to options granted to each of the following under the 1991 Option Plan during fiscal 1996. Future awards under the 1991 Option Plan as proposed to be amended are not determinable at this time. The Company does not believe that the amount of awards granted during fiscal 1996 or since the inception of the 1991 Option Plan would have been different if the 1991 Option Plan had been amended at the time such grants were made.

                                                              1991 Option
                                                              -----------
         Name and Position                                      Plan (1)
         -----------------                                      --------
         A. L. Giannopoulos. . . . . . . . . . . . . . . .      0
          President and Chief Executive Officer
         Ronald J. Kolson. . . . . . . . . . . . . . . . . .    0
          Executive Vice President/Chief
          Operating Officer
         T. Paul Armstrong. . . . . . . . . . . . . . . . .     0
          Senior Vice President, and General Manager,
          Table Service Restaurant Group
         Daniel G. Interlandi. . . . . . . . . . . . . . . .    0
          Senior Vice President, and General
          Manager, Leisure and Entertainment Group


         Gary C. Kaufman. . . . . . . . . . . . . . . . . .             0
          Senior Vice President, Finance and
          Administration/Chief Financial Officer
         Executive Officers as a Group. . . . . . . . . .           6,000
          (9 executive officers, including those named
          above)
         Non-Executive Director Group (5 persons)                       0
         Non-Executive Officer Employee Group                      93,450

         (1)  A copy of such plan, as amended, is included as Exhibit A.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal 1996 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied, except that Mr. Cohen was inadvertently late in filing a Form 4 reporting upon his February 1996 sale of 2,000 shares of the Company's Common Stock.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the fiscal 1997 Annual Meeting of Stockholders must be received by the Company by June 27, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

         The Board of Directors is not aware of any matters other than those discussed herein which are to be presented for action at the Annual Meeting. If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in regard thereto according to their best judgment.

                                        By Order of The Board of Directors


                                        Judith F. Wilbert
                                        Corporate Secretary

Beltsville, Maryland
October 25, 1996

                                   EXHIBIT A
                              MICROS SYSTEMS, INC.
                               STOCK OPTION PLAN


    1. PURPOSE OF PLAN. The purpose of the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the "Plan"), is to serve as a performance incentive and to encourage the ownership of MICROS Systems, Inc. (the "Company") stock by key employees of the Company and its subsidiaries (including officers and directors) so that the person to whom the option is granted may acquire a (or increase his or her) proprietary interest in the Company and its subsidiaries and in order to encourage such person to remain in the employ of the Company or its subsidiaries. In addition, nonemployee directors may participate in the Plan as provided herein. Options granted pursuant to the Plan may consist of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified options.

    2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors; except that if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors. The Committee shall consist of not less than two (2) members of the Board of Directors. Members of the Committee shall be "disinterested persons" (within the meaning of Rule 240.16(b)-3(c) of the Securities and Exchange Commission) who are not employees of the Company of its subsidiaries.

    The Committee shall determine the purchase price of the stock covered by each option, the employees and nonemployee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option. In addition, the Committee shall have the power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

    3.  EFFECTIVENESS AND TERMINATION OF PLAN.

   (a)  The Plan shall become effective as of September 23, 1991.

   (b) This Plan shall terminate on the earliest of (i) the tenth anniversary of the effective date (i.e., September 23, 2001), (ii) the date when all shares of the Company's Common Stock (the "Shares") reserved for issuance under the Plan have been acquired through the exercise of options granted under the Plan, or (iii) such earlier date as determined by the Board of Directors. Any option outstanding under the Plan at the time of the Plan's termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

    4. GRANTEES. Subject to Section 2, options may be granted to key employees (including directors and officers) and nonemployee directors of the Company and its subsidiaries as determined by the Committee (each such employee or director, a "Grantee"); provided, however, ISOs shall only be granted to employees.

    5. THE SHARES. Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall be 1,150,000. Such number of Shares may be set aside out of the authorized but unissued Common Stock not reserved for any other purpose or out of Common Stock held in or acquired for the treasury of the Company. If all or part of an expired option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

    6. GRANT, TERMS AND CONDITIONS OF OPTIONS. Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, options granted pursuant to the Plan shall be subject to the following terms and conditions.

    (a) Price. The purchase price of the Shares subject to an option shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the code ("10% Stockholder"), the purchase price shall be no less than 110% of the fair market value of the Shares. The fair market value of the Shares shall be determined by and in accordance with procedures to be established by the Committee, whose determination shall be final.

    Notwithstanding the foregoing, if the Company's Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation system on the date the option is granted, fair market value shall not be less than the average of the highest bid and lowest asked prices of the Common Stock on such system on such date. If the Common Stock is admitted to trading on a national securities exchange on the date the option is granted, fair market value shall not be less than the last sales price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.

    The exercise price shall be paid in full in United States dollars in cash or by check at the time of exercise. At the discretion of the Committee, the exercise price may be paid with (i) Common Stock already owned by, and in possession of, the Grantee or (ii) any combination of United States dollars or Common Stock. Anything contained herein to the contrary notwithstanding, any required withholding tax shall be paid by the Grantee in full at the time of exercise of an option. Common Stock used to satisfy the exercise price of an option shall be valued at its fair market as of the close of business on the day of exercise. The exercise price shall be subject to adjustment, but only as provided in Section 7 hereof.

    (b) Limit on Incentive Option Amount. Notwithstanding any provisions contained herein to the contrary, the Shares covered by an ISO granted to a Grantee which are exercisable for the first time during any calendar year shall not exceed the $100,000 limitation in Section 422 of the Code.

    (c) Duration and Exercise of Options. An option may be granted for a term as determined by the Committee but not exceeding ten (10) years from the date of grant; provided, however, the term of an ISO granted to a 10% Stockholder may not exceed five (5) years. Options shall be exercised at such time and in such amounts (up to the full amount thereof) as may be determined by the Committee at the time of grant. If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

    The Plan shall be subject to approval by the Company's stockholders within one (1) year from the date on which it was adopted. Prior to such stockholder approval, options may be granted under the Plan, but any such option shall not be exercisable prior to such stockholder approval. If the Plan is not approved by the Company's stockholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become null and void.

    (d) Termination of Employment. Except as otherwise determined by the Committee, upon the termination of a Grantee's employment (or service as a nonemployee director), the Grantee's rights to exercise an option shall be as follows:

    i) If the Grantee's employment (or service as a nonemployee director) is terminated on account of total and permanent disability (pursuant to the Company's long-term disability plan for Grantees who are employees) and as defined in Section 22(e)(3) of the Code), any option shall become fully (100%) vested as of the date of termination and may be exercised by the Grantee (or by the Grantee's estate if the Grantee dies after termination) at any time within one (1) year after termination on account of disability but in no event after the expiration of the term of the option.

    ii) In the case of a Grantee whose employment (or service as a nonemployee director) is terminated by death, any option shall become fully (100%) vested as of the date of death and the Grantee's estate shall have the right for a period of one (1) year following the date of such death to exercise the option but in no event after the expiration of the term of the option.

    iii) In the case of a Grantee who retires from the Company and its subsidiaries after attaining age 62, an option shall become fully (100%) vested as of the date of retirement and the Grantee may, within the three-month period following retirement, exercise such option but in no event after the expiration of the term of the option. If the Grantee dies during such three-month period, the Grantee's estate may exercise such option during the period ending on the first anniversary of the Grantee's retirement but in no event after the expiration of the term of the option.

    iv) In the Case of a Grantee whose employment with the Company and its subsidiaries (or service as a nonemployee director) is terminated for any reason other than death, disability or retirement, the Grantee (or the Grantee's estate in the event of the Grantee's death after such termination) may, within the 30-day period following such termination, exercise an option to the extent the right to exercise had accrued prior to such termination but in no event after the expiration of the term of the option. Notwithstanding the foregoing, if the Grantee's termination of employment is on account of misconduct or any act that is adverse to the Company, the Grantee's option shall expire as of the date of termination of employment.

    v) A Grantee's "estate" shall mean the Grantee's legal representative or any person who acquires the right to exercise an option by reason of the Grantee's death. The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee's death or disability and to supply it with written notice of the Grantee's death or disability and to supply it with a copy of the will (in the case of the Grantee's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

   (e) Transferability of Option. Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee.

   (f) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an option shall be evidenced by such form of agreement as is approved by the Committee, and the Committee may modify, extend or renew outstanding options (up to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an option shall, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an ISO as an incentive stock option under Section 422 of the Code.

   (g) Minimum Number of Shares. The minimum number of Shares for which an option may be exercised at any time shall be 100 shares, unless the unexercised portion of the option covers a lesser number of Shares.

   (h) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash.

 7.  CAPITAL STRUCTURE CHANGES.

   (a) If the outstanding shares of the Company's Common Stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Board of Directors shall make appropriate and proportionate adjustments in the number and kinds of shares available for options pursuant to the Plan or subject to any outstanding options and in the purchase price therefor. The determination of the Board of Directors as to such adjustments shall be conclusive.

    (b)  Fractional Shares resulting from any adjustment in options pursuant to
Section 7 shall be eliminated at the time of exercise by rounding-down for fractions less than one-half (1/2) and rounding-up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional Shares eliminated by rounding. Notice of any adjustments shall be given by the Committee to each Grantee whose option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

    (c) Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full for at least 30 days prior to the termination date whether or not otherwise exercisable during such period.

    (d) Options may be granted under this Plan from time to time in substitution for similar options held by employees of corporations who become or are about to become employees of the Company or a subsidiary as the result of a merger or consolidation, the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of the fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary.

    8. SECURITIES LAW REQUIREMENTS. No option granted pursuant to this Plan shall be exercisable in whole or in part nor shall the Company be obligated to sell any Shares subject to any such option if such exercise or sale, in the opinion of counsel for the Company, violates the Securities Act of 1933 (or other federal or state statutes having similar requirements). Each option shall be subject to the further requirement that, if at any time the Committee shall determine in its discretion that the listing, registration nor qualification of the Shares subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may require each person purchasing Shares pursuant to an option to represent to and agree with the Company in writing that he is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    9. AMENDMENTS. The Board of Directors may amend or terminate the Plan in whole or in part as it deems appropriate and proper; provided, however, except as provided in Section 7, (i) without stockholder approval no action may be taken which changes the minimum option price, increases the maximum term of options, materially increases the benefits accruing to Grantees under the Plan, materially increases the number of Shares which may be subject to options pursuant to this Plan, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Grantee, no action may be taken which adversely affects the rights of such Grantee concerning an option.

    10. NO EMPLOYMENT RIGHT. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company or any of its subsidiaries.

    11. INDEMNIFICATION. Each person who is or at any time serves as a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan.

    Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing persons may be entitled under the charter or by-laws of the Company or any of its subsidiaries, as a matter of law, or otherwise, or any power that the Company or a subsidiary may have to indemnify such person or hold such person harmless.

   12. GOVERNING LAW. Except to he extent preempted by federal law, all matters relating to this Plan or to options granted hereunder shall be governed by the laws of the State of Maryland.

   13. EXPENSES; PROCEEDS. The expenses of implementing and administering this Plan shall be borne by the Company and its subsidiaries. Proceeds from the sale of Common Stock under the Plan shall constitute general funds of the Company.

   14. TITLES AND HEADINGS. The titles and headings of the Sections in this Plan are for convenience of reference only; in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.